EXHIBIT 10.24

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (hereinafter referred to as the "Amendment") is made this day of March 16, 2017, by and between ICON 1101 E ARAPAHO OWNER POOL 2, LLC, a Delaware limited liability company ("Landlord"), and INTRUSION INC., a Delaware corporation ("Tenant").

WITNESSETH:

WHEREAS, Landlord and Tenant are party to that certain Lease, dated as of January 12, 2004 (the "Original Lease"), as amended by that certain First Amendment to Lease, dated as of September 1, 2009 (the "First Amendment"), as further amended by that certain Second Amendment to Lease, dated as of September 21, 2012 (the "Second Amendment", and collectively with the Original Lease and the First Amendment, the "Lease", as may be further amended or modified from time to time), pursuant to which Landlord leases to Tenant certain premises consisting of approximately 27,777 rentable square feet with a common address of 1101 East Arapaho Road, Suite 200, Richardson, Texas 75081, as more particularly described in the Lease (the "Original Premises"), and located in the Building commonly known as Corporate Place. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Lease.

WHEREAS, a scrivener's error occurred in the drafting of the Lease whereby Intrusion, Inc. was identified as the "Tenant" under the Lease when the correct entity name for the "Tenant" should have been Tenant (the "Scrivener's Error").

WHEREAS, Tenant desires to reduce the Original Premises by approximately 5,187 rentable square feet, as more particularly shown on Exhibit A attached hereto (the "Reduction Premises") such that the Premises for purposes of the Lease from and after the Extended Term Commencement Date (as hereinafter defined) shall consist of approximately 22,590 rentable square feet, as more particularly shown on Exhibit A attached hereto (the "Remaining Premises").

WHEREAS, the Term for the Original Premises has a scheduled expiration date of April 30, 2017 (the "Original Premises Termination Date") and Tenant also desires to extend the Term for an additional forty-eight (48) full calendar months from such expiration date.

WHEREAS, Landlord has agreed to correct the Scriver's Error and to the requested changes set forth in the preceding recitals, subject to the entry into this Amendment and the modification of the Lease terms and conditions as set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, and the mutual covenants set forth herein, the parties hereto agree as follows:

1. **Acknowledgment.** Tenant hereby acknowledges and agrees that, despite the Scrivener's Error, Tenant was intended to be the "Tenant" for any and all purposes under the Lease and is responsible to perform and observe all of the covenants, conditions, duties, obligations, and liabilities of the tenant under the Lease, whether accruing prior to, on, or subsequent to the effective date of this Amendment.

2. **Remaining Premises and Surrender of the Reduction Premises.**

(a) **Remaining Premises.**

(i) Effective solely for the period from and after the Extended Term Commencement Date, the "Premises" as defined in the Lease shall be deemed to be only the Remaining Premises, and all of the terms and conditions of the Lease with respect to the Premises shall be deemed to apply solely to the Remaining Premises in all respects, except as otherwise set forth herein.

(ii) Notwithstanding Section 11.2 of the Original Lease, on or prior to the Extended Term Commencement Date, Tenant shall deliver revised insurance certificates as required pursuant to such section.

(iii) From and after the Extended Term Commencement Date, solely for purposes of the Lease, Tenant's Proportionate Share shall be 24.41%.

(b) **Surrender of Reduction Premises.**

(i) From and after April 30, 2017 (the "Reduction Premises Termination Date"), any and all rights and obligations of Tenant, and obligations of Landlord, with respect to the Reduction Premises, including, without limitation, Tenant's right to possession of the Reduction Premises, shall be terminated; provided, however, that such termination shall under no circumstances or in any way constitute a waiver or termination of the obligations of Tenant which exist or have accrued up to and including the Reduction Premises Termination Date and which may accrue or continue to accrue after the Reduction Premises Termination Date to the extent Tenant has failed to satisfy all of its obligations with respect to the Reduction Premises. In the event Tenant fails to surrender the Reduction Premises to Landlord on or prior to the Reduction Premises Termination Date in accordance with the terms hereof, then the terms and conditions of Section 14 of the Original Lease shall apply in all respects with respect to the Reduction Premises without in any way affecting the obligations of Tenant with respect to the Remaining Premises, including the obligation to pay rent in accordance with the terms herein.

(ii) Tenant acknowledges and agrees that, on or prior to the Reduction Premises Termination Date, Tenant shall surrender the Reduction Premises to Landlord in accordance with the terms of Section 26 of the Original Lease.

(iii) In furtherance of the foregoing, Landlord and Tenant shall, on or prior to the Reduction Premises Termination Date, perform a walkthrough of the Reduction Premises for purposes of inspecting the Reduction Premises for any damages which are Tenant's responsibility to repair, at Tenant's sole cost and expense, in accordance with the terms of the Lease and this Amendment. Landlord requires that such damage shall be cured by Tenant prior to the Reduction Premises Termination Date and any such failure to cure such damage or surrender the Reduction Premises in accordance with the terms of the Lease shall be an Event of Default under the Lease not subject to cure and Landlord shall be entitled to exercise any and all rights thereunder or at law.

3. **Extension of Term.** The Term is hereby extended for a period of forty-eight (48) full calendar months, commencing as of May 1, 2017 (the "Extended Term Commencement Date") and expiring on April 30, 2021 (the "Extended Term"). From and after the date hereof, the "Term" shall be deemed to include the Extended Term.

4. **Annual Rent and Monthly Installment of Rent.**

(a) **Annual Rent and Monthly Installment of Rent Schedule.** Effective as of, and solely with respect to the period after the Extended Term Commencement Date, the Annual Rent and Monthly Installment of Rent for the Premises payable by Tenant to Landlord during the Extended Term shall be as follows:

From:	To:	Annual Rent	Monthly Installment of Rent
May 1, 2017	October 31, 2019	$299,995.20	$24,999.60
November 1, 2019	April 30, 2021	$309,999.96	$25,833.33

Except as otherwise set forth in this Amendment, all other terms and conditions with respect to the payment of Annual Rent, Monthly Installment of Rent, Taxes, Expenses or any other sums due and payable by Tenant under the Lease shall remain as set forth thereunder.

(b) **Gross Rent Abatement**. Notwithstanding the foregoing subsection (a), Tenant's obligation to pay the Monthly Installment of Rent, Taxes and Expenses (collectively, "Gross Rent") shall be conditionally abated in full for the period from May 1, 2017 through October 31, 2017 (the "Gross Rent Abatement Period"); provided, however, Tenant's obligation to pay any utilities for the Premises that are not included in Expenses and Tenant's obligation to pay any and all other charges pursuant to the terms of the Lease shall continue in full force and effect without abatement of any kind. The abatement of Gross Rent described above is expressly conditioned on Tenant's performance of its obligations under the Lease throughout the Term, and the amount of the abated Gross Rent is based in part on the amount of Gross Rent due under the Lease for the Extended Term. If Tenant defaults under the Lease, then Tenant shall immediately, on demand, pay to Landlord, in addition to all other amounts and damages to which Landlord is entitled, the amount of Gross Rent which would otherwise have been due and payable during the Gross Rent Abatement Period. For the avoidance of doubt, Tenant shall not be entitled to any abatement of Gross Rent during the Gross Rent Abatement Period if Tenant defaults under the Lease at any time prior to the Gross Rent Abatement Period.

(c) **Monthly Installment of Rent Abatement Period**. Notwithstanding the foregoing subsection (a), Tenant's obligation to pay Monthly Installment of Rent shall be abated as follows (the "Monthly Installment of Rent Abatement Period"):

From:	To:	Monthly Installment of Rent	Monthly Installment of Rent Abated	Monthly Installment of Rent Due and Payable
November 1, 2017	November 30, 2017	$24,999.60	$14,000.00	$10,999.60

During the Monthly Installment of Rent Abatement Period, Tenant's obligation to pay Expenses, Taxes, and any and all other charges pursuant to the terms of the Lease shall continue in full force and effect without abatement of any kind.

5. **Base Year**. As of the Extended Term Commencement Date, the Base Year (Expenses) and the Base Year (Taxes) shall both be deemed to be the calendar year 2017.

6. **Cap on Electricity Expense**. During the Extended Term and notwithstanding anything herein or in the Lease to the contrary, to the extent the Electricity Expense (as hereinafter defined) in any year has increased over the Electricity Expense for the calendar year 2017 (the "Capped Amount"), then Tenant shall only be responsible for the Electricity Expense for such year up to the Capped Amount. "Electricity Expense" shall mean the actual cost of electricity for the Building for any calendar year determined by Landlord in accordance with the terms of the Lease. The Capped Amount shall be determined and may be adjusted for vacancy or usage pursuant to the terms of the Lease.

7. **AS-IS Condition; Landlord's Work**.

(a) **AS-IS Condition**. Tenant hereby acknowledges and agrees that it has accepted the Premises as of the date hereof, and will accept the Premises as of the Extended Term Commencement Date, in AS-IS, WHERE-IS condition without any representation or warranty of any kind made by Landlord in favor of Tenant.

(b) **Landlord's Work**. Notwithstanding the foregoing subsection (a), Landlord shall complete the work set forth on Exhibit B attached hereto in accordance with the terms and conditions set forth on such exhibit.

8. **Notice**. Landlord's Address and Tenant's Notice Address set forth in the Reference Pages of the Original Lease, Section 27 of the Original Lease and Section 4 of the Second Amendment are hereby deleted in their entirety and Section 27 of the Original Lease is replaced with the following:

"27. **NOTICES.** All notices required or permitted to be given under this Lease shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by a reputable national overnight courier service, postage prepaid, or by hand delivery addressed to the parties at their addresses set forth below. Except where otherwise expressly provided to the contrary, notice shall be deemed given upon delivery.

Tenant:	Landlord:
1101 East Arapaho Road, Suite 200 Richardson, Texas 75081	c/o GLP US Management LLC Two North Riverside Plaza, Suite 2350 Chicago, IL 60606 Attention: Lease Administration
	With a copy to:
	c/o GLP US Management LLC 100 West Liberty Street, Suite 765 Reno, NV 89501 Attention: Regional Director

Either party may by notice given aforesaid change its address for all subsequent notices."

9. **Renewal Option.** The second sentence of Section 6 and Exhibit B of the Second Amendment are hereby deemed null and void and of no further force and effect. Tenant shall have a one-time renewal option on the terms and conditions as set forth on Exhibit C attached hereto.

10. **Additional Change.** Section 9 of the First Amendment is hereby deemed null and void and of no further force and effect.

11. **OFAC.** Tenant hereby represents and warrants that, to the best of its knowledge, neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury ("OFAC"); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: "List of Specially Designated Nationals and Blocked Persons." If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to the defaulting party.

12. **Tenant's Broker.** Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction other than NAI Robert Lynn. Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

13. **No Offer.** Submission of this Amendment by Landlord is not an offer to enter into this Amendment, but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord and Tenant have fully executed and delivered this Amendment.

14. **Authority.** Tenant represents and warrants to Landlord that Tenant has been and is qualified to do business in the state in which the Premises is located, that the entity has the full right and authority to enter into this Amendment, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions.

15. **Severability.** If any clause or provision of this Amendment is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this

Amendment shall not be affected thereby. It is also the intention of the parties to this Amendment that in lieu of each clause or provision of this Amendment that is illegal, invalid or unenforceable, there be added, as a part of this Amendment, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

16. **Counterparts and Delivery**. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Amendment. Execution copies of this Amendment may be delivered by facsimile or email, and the parties hereto agree to accept and be bound by facsimile signatures or scanned signatures transmitted via email hereto, which signatures shall be considered as original signatures with the transmitted Amendment having the binding effect as an original signature on an original document. Notwithstanding the foregoing, Tenant shall, upon Landlord's request, deliver original copies of this Amendment to Landlord at the address set forth in such request. Neither party may raise the use of a facsimile machine or scanned document or the fact that any signature was transmitted through the use of a facsimile machine or email as a defense to the enforcement of this Amendment.

17. **Conflict; Ratification**. Insofar as the specific terms and provisions of this Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Amendment shall govern and control. Landlord and Tenant hereby agree that (a) this Amendment is incorporated into and made a part of the Lease, (b) any and all references to the Lease hereinafter shall include this Amendment, and (c) the Lease, and all terms, conditions and provisions of the Lease, are in full force and effect as of the date hereof, except as expressly modified and amended hereinabove.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK;
SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly authorized, executed and delivered as of the day and year first set forth above.

TENANT:

INTRUSION INC.,
a Delaware corporation

By: [signature]
Name: Michael L Paxton
Title: VP & CFO

LANDLORD:

ICON 1101 E ARAPAHO OWNER POOL 2, LLC,
a Delaware limited liability company

By: GLP US Management LLC,
a Delaware limited liability company,
as agent for Landlord

By: [signature]
Name: Brandon J. Page
Title: SVP-Regional Director

EXHIBIT A

REDUCTION PREMISES & REMAINING PREMISES


REMAINING
PREMISES
REDUCTION
PREMISES

EXHIBIT B

LANDLORD'S WORK

(a) **Landlord's Work.** Landlord agrees to perform or cause to be performed that certain construction, repair, maintenance, or those certain improvements to the Remaining Premises as specified below (the "Landlord's Work"), without warranty and using Landlord's standard building materials and finishes:

1. Construct a demising wall between the Remaining Premises and the Reduction Premises.

(b) **Substantial Completion.** The Landlord's Work shall be deemed substantially completed ("Substantially Completed" or "Substantial Completion") when, in the opinion of the construction manager (whether an employee or agent of Landlord or a third party construction manager, the "Construction Manager"), the Landlord's Work is substantially completed except for punch list items which do not prevent in any material way the use of the Remaining Premises for the purposes for which they were intended. In the event Tenant, its employees, agents, or contractors cause, directly or indirectly, the construction or completion of the Landlord's Work to be delayed, then the date of Substantial Completion shall be deemed to be the date that, in the opinion of the Construction Manager, Substantial Completion would have occurred if such delays or impairments had not taken place. Without limiting the foregoing, Tenant shall be solely responsible for delays caused by Tenant's request for any changes in the plans, Tenant's request for long lead items, Tenant's failure to provide Landlord with reasonable access to the Remaining Premises or the Reduction Premises to undertake the Landlord's Work, and/or Tenant's interference with the construction of the Landlord's Work, and such delays shall not entitle Tenant to any abatement of rent or other rights of any kind. Substantial Completion is only material for purposes of determining the completion of the Landlord's Work and has no impact whatsoever on the Extended Term Commencement Date and/or Tenant's other obligations under the Lease, including, without limitation, the obligation to pay rent. In no event shall Landlord have any obligation for any defects in the Remaining Premises or any limitation on its use.

(c) **Access.** From and after the date of execution of this Amendment, Tenant shall provide Landlord with all necessary access to the Remaining Premises and the Reduction Premises, and shall cooperate with Landlord in all respects, to undertake and complete the Landlord's Work, it being understood that Tenant shall not be entitled to any abatement of rent or claims of any kind against Landlord in connection with any inconvenience or accommodations which are required by Landlord, or in connection with any interference with Tenant's business operations or damage to any of Tenant's property, as part of the completion of the Landlord's Work. Tenant, at its sole cost and expense and prior to the commencement of the Landlord's Work, shall promptly remove all personal property, trade fixtures, equipment, office furniture and/or other similar items, if any, as may be required by Landlord for Landlord to undertake and complete the Landlord's Work.

EXHIBIT C

RENEWAL OPTION

Notwithstanding anything to the contrary in the Lease, Tenant shall have one (1) option to renew the Term (the "Renewal Option") on the following terms and conditions:

(a) Provided that as of the date of the receipt of the Renewal Notice (as hereinafter defined) by Landlord and the Renewal Commencement Date (as hereinafter defined), (i) Tenant is the tenant named on the Lease as of the Extended Term Commencement Date, (ii) Tenant actually occupies all of the Remaining Premises, and (iii) no default exists, or would exist but for the passage of time or the giving of notice, or both, then Tenant shall have the right to extend the Term for an additional term of thirty-six (36) months (the "Renewal Term") commencing on the day following the expiration of the Extended Term (the "Renewal Commencement Date"). Tenant shall give Landlord written notice (the "Renewal Notice") of its election to renew the Term in accordance with the terms hereof at least nine (9) months, but not more than twelve (12) months, prior to the scheduled expiration date of the Extended Term.

(b) The Annual Rent payable by Tenant to Landlord during the Renewal Term shall be the greater of the then-prevailing market rate for comparable space in comparable buildings in the vicinity of the Building taking into account the size of the Lease, the length of the renewal term, market escalations, and the credit of Tenant. The Annual Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord's not having to find a new tenant for such premises (including, without limitation, brokerage commissions, costs of improvements, rent concessions or lost rental income during any vacancy period).

(c) Landlord shall notify Tenant of its determination of the Annual Rent (which shall be made in Landlord's sole discretion) for the Renewal Term, and Tenant shall advise Landlord in writing of any objection within ten (10) days of receipt of Landlord's notice. Failure to respond within the ten (10) day period shall constitute Tenant's acceptance of such Annual Rent. If Tenant objects, Landlord and Tenant shall commence negotiations to attempt to agree upon the Annual Rent for a period of up to fifteen (15) days after Landlord's receipt of Tenant's objection notice. If the parties cannot agree, each acting in good faith but without any obligation to agree, on the Annual Rent on or before the end of such fifteen (15) day period, then Tenant's exercise of the Renewal Option shall be deemed withdrawn and the Lease shall expire or terminate in accordance with its terms.

(d) The determination of the Annual Rent does not reduce Tenant's obligation to pay or reimburse Landlord for Expenses, Taxes and any other reimbursable or chargeable items as set forth in the Lease, and Tenant shall reimburse and pay Landlord as set forth in the Lease with respect to such items with respect to the Premises during the Renewal Term.

(e) Except for the Annual Rent for the Renewal Term as determined above, Tenant's occupancy of the Premises during the Renewal Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the Extended Term; provided, however, Tenant shall have no further right to any allowances, credits or abatements or any options to expand, contract, renew, terminate or extend the Lease.

(f) If Tenant does not give the Renewal Notice within the period set forth above, the Renewal Option shall automatically terminate. Time is of the essence as to the giving of the Renewal Notice.

(g) Landlord shall have no obligation to refurbish or otherwise improve the Premises for the Renewal Term. The Premises shall be tendered on the Renewal Commencement Date in "as-is" condition.

(h) If the Lease is extended for the Renewal Term, then, promptly after the determination of Annual Rent in accordance with the terms of this exhibit, Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Term and the other provisions applicable thereto.

(i) If Tenant exercises its right to renew the term of the Lease for the Renewal Term pursuant to this exhibit and the parties execute the amendment, the term "Term" as used in the Lease shall be construed to include, when practicable, the Renewal Term except as provided in subparagraph (e) above.